 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
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NVE Corporation
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11409 Valley View Road Eden Prairie, MN 55344-3617 www.nve.com

Fellow Shareholders,
As I noted in last year’s letter, we expected to begin seeing the returns on our investments in capacity and product development-and this past fiscal year, we did exactly that. In our most recent quarter, net income increased 27%, driven by a 34% increase in our core non-defense sales.

Expansion Completed
During the past fiscal year, we substantially completed our two-year, multimillion-dollar expansion, which included construction and advanced manufacturing equipment. The expansion increased our production capacity, improved our capabilities, and allowed us to manufacture even smaller and more precise Wafer-Level Chip Scale Packaged parts.

Four Key Growth Markets
We are well positioned in four important growth markets: medical devices, robotics, the Internet of Things / Artificial Intelligence of Things, and power conversion. Our parts’ small size and ultralow power consumption make them ideal for medical devices. Precision and size are important for robotics applications. The Internet of Things and Artificial Intelligence of Things depend on ubiquitous sensors for information. And emerging power conversion applications-including hybrid and electric vehicles, green energy systems, and data centers-continue to create exciting opportunities for our technology.

Research and Development
Our R&D strategy is to turn state-of-the-art technology into world-class products for high-value markets. We continued to execute on that strategy with a steady stream of new products over the past year. Among the highlights were several new Wafer-Level Chip Scale sensors that are smaller and more spatially sensitive than conventional sensors, enabling smaller medical devices and especially precise robotics.

Beyond product launches, we continued investing in advanced R&D initiatives with long-term potential, including next-generation MRAM for antitamper applications; next-generation sensors for medical devices; and ultrahigh-sensitivity sensors for advanced human interfaces.

Sales and Marketing
We continued building demand for our products through compelling demonstrations, expanded tradeshow participation, and the addition of a new distributor to our worldwide network.

Management and Board Changes
This is my 25th—and final—letter to shareholders as NVE’s president and CEO. Leading this company has been the privilege of a lifetime.

At our upcoming Annual Meeting, Pete Eames will take over as president and CEO. I’m confident in the company’s future under Pete’s leadership. Pete brings extraordinary experience, dedication, and judgment, and I know shareholders will be well-served by his leadership.

I look forward to continuing to serve NVE as Board chairman. Terry Glarner will retire as chairman and remain on the Board, and we are grateful for his many years of leadership and service.

We have also nominated a new director, Carolyn Valentine, whose experience and perspective make her exceptionally well qualified. Expanding the Board will further strengthen the company as we continue to grow.

Thank you for your continued support and confidence over the years. I am proud of our team’s accomplishments and excited for opportunities ahead as NVE enters its next chapter.

Sincerely,

Daniel A. Baker
President and Chief Executive Officer

Statements in this letter that relate to future plans, events, or performance are forward-looking statements that are subject to certain risks and uncertainties including the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2026. Actual results could differ materially from the information provided, and we undertake no obligation to update forward-looking statements.